Exhibit 10.3

AMENDATORY AGREEMENT

AMENDATORY AGREEMENT (this “Amendment”), dated as of July 12, 2019, to the Amended and Restated Employment Agreement, dated as of December 18, 2018, and as further amended (the “Employment Agreement”), between Tower Automotive Operations USA I, LLC, a Delaware limited liability company (the “Company”), and Nanette Dudek (the “Employee”). (The Company and the Employee are each a “Party” and, collectively, the “Parties”.)

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated July 12, 2019, by and among Tower International, Inc., a Delaware corporation (“Tower”), Autokiniton US Holdings, Inc., a Delaware corporation (“Parent”), and (iii) Tiger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement”), Merger Sub will commence a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of common stock of Tower, par value $0.01 per share on the terms set forth in the Merger Agreement and, if such Offer is consummated, Merger Sub will merge with and into Tower (the “Merger”), with Tower surviving the Merger as a direct, wholly owned Subsidiary of Parent;

WHEREAS, the Company desires to enter into this Amendatory Agreement in order to induce the Employee to remain employed with the Company and to afford Employee peace of mind that she will be eligible to receive the full benefits of the Employment Agreement (i) following the Merger, or (ii) in the event that any other “Change in Control” (as defined in the Employment Agreement) occurs as a result of a definitive transaction agreement entered into by Tower on or before December 31, 2019 (an “Alternative Change in Control Event”);

WHEREAS, the Parties desire to amend the Employment Agreement to provide that the Employee will be entitled to a retention payment if she remains employed with Tower or a successor thereto or affiliate thereof for one year following a “Change in Control” (as defined therein); and

WHEREAS, the Parties desire to further amend the Employment Agreement to provide for a gross-up of any taxes that may be incurred by the Employee under Section 4999 of the Internal Revenue Code of 1986, as amended, and as a result of any such gross-up payment by virtue of any payments and benefits the Employee becomes entitled to in connection with or as a result of the Merger or any Alternative Change in Control Event;

NOW, THEREFORE, in consideration of the premises set forth in the above Recitals and other good and valuable consideration, the Parties hereby agree as follows:

1.    The first two paragraphs of Section 5.3(e) of the Employment Agreement (concerning Section 280G of the Internal Revenue Code of 1986, as amended) are deleted in their entirety; provided, however, that if (i) the Merger Agreement terminates without consummation of the Merger, and (ii) no Alternative Change in Control Event occurs, then this sentence shall be void ab initio and Section 5.3(e) of the Employment Agreement shall automatically revert to its terms as in effect immediately prior to the date hereof. For avoidance of doubt, the last three paragraphs of Section 5.3 (concerning compliance with Section 6 of the Employment Agreement and defining “Good Reason”) shall remain in effect.

2.     “Section 5.6 is hereby added to the Employment Agreement, to read as follows:

“5.6    Retention Payment. Notwithstanding anything contained herein to the contrary, without limiting the payments and benefits the Employee may otherwise be entitled to under Sections 5.1, 5.2 or 5.3, the Employee shall be entitled to a “Retention Payment” (as defined below) payable in a single lump sum payment on or within ten (10) days after the one-year anniversary of a Change in Control (the “CIC Anniversary Date”) if the Employee remains in the employment or service of Tower (or any successor thereto or affiliate thereof) through such CIC Anniversary Date.

The “Retention Payment” shall be equal to two (2) times the sum of (i) the Employee’s annualized rate of Base Salary in effect on the date of such Change in Control (the “Retention Salary Component”), and (ii) the Employee’s target bonus for the year in which such Change in Control occurs (the “Retention Bonus Component”). If the Employee terminates employment after the CIC Anniversary Date but on or before the two-year anniversary of such Change in Control, and becomes entitled to payments and/or benefits under Section 5.3, then the Employee shall be entitled to receive all amounts and benefits set forth in Section 5.3 except that the CIC Base Severance Amount and the CIC Bonus Severance Amount under Section 5.3 shall be reduced, respectively, by the Retention Salary Component and the Retention Bonus Component. For avoidance of doubt, without limiting any other amounts or benefits that the employee becomes entitled to under Section 5.3, if the preceding sentence applies, the Employee shall be entitled to payment of a pro-rated bonus for the year of termination in accordance with Section 5.3(b)(i)(B) without reduction or offset for any portion of the Retention Payment. If the Employee terminates employment after the two-year anniversary of the CIC Anniversary Date, no amounts or benefits that the Employee may be entitled to under Sections 5.2 or 5.3 shall be reduced or offset by the Retention Payment. The Retention Payment shall be subject to applicable income and payroll tax withholdings and other authorized deductions.

The Company may condition the Retention Payment upon the Employee’s execution (and non-revocation) of a Release; provided that the Release is furnished to the Employee at least twenty-one (21) days prior to the CIC Anniversary Date.”

3.    Section 5.7 is hereby added to the Employment Agreement, to read as set forth below; provided, however, that if (i) the Merger Agreement terminates without consummation of the Merger, and (ii) no Alternative Change in Control Event occurs, then the amendment set forth in this paragraph 3 shall be void ab initio:

“5.7    Tax Gross-up. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Employee, no later than the time the Excise Tax is required to be paid by the Employee or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Employee, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the

Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that the Employee would have been in if the Employee had not incurred any tax liability under Section 4999 of the Code.

The determination of whether a Gross-up Payment will be required, and of the amount of such Gross-up Payment, shall initially be made (at the Company’s expense) by a nationally recognized registered public accounting firm reasonably acceptable to the Company and the Employee prior to the time the Excise Tax is required to be paid by the Employee or withheld by the Company, and shall be made applying the assumptions that the Employee will pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence at the time. In light of the uncertainty in applying Sections 280G and 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that the Employee would have been in if the Employee had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Employee such additional amounts necessary to put the Employee in the same after-tax position that the Employee would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (“IRS”) is obtained by or on behalf of the Company or the Employee, which provides that the Employee is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Employee shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Employee, within thirty (30) days of the date of the IRS determination or the date the Employee receives the refund, as applicable. The Employee and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax; provided that, if the Company decides to contest a claim by the IRS relating to the Excise Tax, then the Company shall bear and pay directly or indirectly all costs and expenses (including any additional interest and penalties and any legal and accounting fees and expenses) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.”

4.    Miscellaneous. This Amendment, together with the Employment Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No amendment or waiver of any provision of this Amendment shall be valid unless the same shall be in writing and signed by each Party bound thereby. This Amendment may be executed by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or pdf email transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment effective as of the day and year first above written.

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ James C. Gouin
Name:	James C. Gouin
Title:	President and CEO

/s/ Nanette Dudek
Nanette Dudek

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